                                                                     EXHIBIT 2.1





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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                CHOICEPOINT INC.

                      CHOICEPOINT ACQUISITION CORPORATION

                                      AND

                                DBT ONLINE, INC.



                         DATED AS OF FEBRUARY 14, 2000



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

                               TABLE OF CONTENTS

         ARTICLE I THE MERGER.....................................................................................2
         Section 1.1.      The Merger.............................................................................2
         Section 1.2.      Effective Time; Closing................................................................2
         Section 1.3.      Effect of the Merger...................................................................2
         Section 1.4.      Conversion of Company Common Stock.....................................................2
         Section 1.5.      Tax-Free Reorganization................................................................3

         ARTICLE II EXCHANGE OF CERTIFICATES......................................................................3
         Section 2.1.      Exchange Agent.........................................................................3
         Section 2.2.      Exchange Procedures....................................................................4
         Section 2.3.      Distributions with Respect to Unexchanged Shares.......................................4
         Section 2.4.      No Further Ownership Rights in the Company Common Stock................................5
         Section 2.5.      No Fractional Shares of Parent Common Stock............................................5
         Section 2.6.      No Liability...........................................................................5
         Section 2.7.      Lost Certificates......................................................................6
         Section 2.8.      Withholding Rights.....................................................................6
         Section 2.9.      Stock Transfer Books...................................................................6
         Section 2.10.     Shares held by the Company Affiliates..................................................6

         ARTICLE III THE SURVIVING CORPORATION....................................................................7
         Section 3.1.      Certificate of Incorporation...........................................................7
         Section 3.2.      Bylaws.................................................................................7
         Section 3.3.      Directors and Officers.................................................................7

         ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................7
         Section 4.1.      Organization and Standing..............................................................7
         Section 4.2.      Capitalization.........................................................................8
         Section 4.3.      Authority for Agreement................................................................8
         Section 4.4.      No Conflict............................................................................9
         Section 4.5.      Required Filings and Consents.........................................................10
         Section 4.6.      Compliance............................................................................10
         Section 4.7.      SEC Filings, Financial Statements.....................................................11
         Section 4.8.      Absence of Certain Changes or Events..................................................12
         Section 4.9.      Taxes.................................................................................12
         Section 4.10.     Title to Assets.......................................................................13
         Section 4.11.     Change of Control Agreements..........................................................13
         Section 4.12.     Litigation............................................................................14
         Section 4.13.     Contracts and Commitments.............................................................14
         Section 4.14.     Information Supplied..................................................................14
         Section 4.15.     ERISA and Related Matters.............................................................15
         Section 4.16.     Labor and Employment Matters..........................................................18
         Section 4.17.     Environmental Compliance and Disclosure...............................................19

         Section 4.18.     Intellectual Property.................................................................21
         Section 4.19.     Year 2000 Compliance..................................................................23
         Section 4.20.     Brokers...............................................................................25
         Section 4.21.     Insurance Policies....................................................................25
         Section 4.22.     Notes and Accounts Receivable.........................................................25
         Section 4.23.     Transactions with Affiliates..........................................................25
         Section 4.24.     No Existing Discussions...............................................................26
         Section 4.25.     Pooling; Tax Matters..................................................................26
         Section 4.26.     Disclosure............................................................................26

         ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND
                           MERGER SUB............................................................................27
         Section 5.1.      Organization and Standing.............................................................27
         Section 5.2.      Capitalization........................................................................27
         Section 5.3.      Authority for Agreement...............................................................28
         Section 5.4.      No Conflict...........................................................................29
         Section 5.5.      Required Filings and Consents.........................................................30
         Section 5.6.      Compliance............................................................................30
         Section 5.7.      SEC Filings, Financial Statements.....................................................30
         Section 5.8.      Absence of Certain Changes or Events..................................................31
         Section 5.9.      Taxes.................................................................................31
         Section 5.10.     Title to Assets.......................................................................32
         Section 5.11.     Litigation............................................................................32
         Section 5.12.     Information Supplied..................................................................33
         Section 5.13.     Environmental Compliance and Disclosure...............................................33
         Section 5.14.     Year 2000 Compliance..................................................................34
         Section 5.15.     Insurance Policies....................................................................35
         Section 5.16.     ERISA and Related Matters.............................................................35
         Section 5.17.     Transactions with Affiliates..........................................................38
         Section 5.18.     No Existing Discussions...............................................................38
         Section 5.19.     Brokers...............................................................................38
         Section 5.20.     Pooling; Tax Matters..................................................................38
         Section 5.21.     Disclosure............................................................................38

         ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS....................................................39
         Section 6.1.      Covenants of the Company..............................................................39
         Section 6.2.      Covenants of Parent...................................................................40

         ARTICLE VII ADDITIONAL AGREEMENTS.......................................................................42
         Section 7.1.      Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus;
                           Stockholders Meetings.................................................................42
         Section 7.2.      Access to Information.................................................................44
         Section 7.3.      Best Efforts..........................................................................44
         Section 7.4.      No Solicitation by the Company........................................................46

         Section 7.5.      No Solicitation by Parent.............................................................48
         Section 7.6.      Company Options.......................................................................49
         Section 7.7.      Fees and Expenses.....................................................................51
         Section 7.8.      Indemnification, Exculpation and Insurance............................................53
         Section 7.9.      Public Announcements..................................................................54
         Section 7.10.     Listing...............................................................................54
         Section 7.11.     Affiliate Letter......................................................................54
         Section 7.12.     Tax Treatment.........................................................................54
         Section 7.13.     Further Assurances....................................................................55
         Section 7.14.     Notices of Certain Events.............................................................55
         Section 7.15.     Shareholder Litigation................................................................55

         ARTICLE VIII CONDITIONS.................................................................................56
         Section 8.1.      Conditions to the Obligation of Each Party............................................56
         Section 8.2.      Conditions to Obligations of Parent and Merger Sub to Effect
                           the Merger............................................................................57
         Section 8.3.      Conditions to Obligations of the Company to Effect the Merger.........................57

         ARTICLE IX TERMINATION, AMENDMENT AND WAIVER............................................................58
         Section 9.1.      Termination...........................................................................58
         Section 9.2.      Effect of Termination.................................................................59
         Section 9.3.      Amendments............................................................................59
         Section 9.4.      Waiver................................................................................59

         ARTICLE X GENERAL PROVISIONS............................................................................60
         Section 10.1.     No Third Party Beneficiaries..........................................................60
         Section 10.2.     Entire Agreement......................................................................60
         Section 10.3.     Succession and Assignment.............................................................60
         Section 10.4.     Counterparts..........................................................................60
         Section 10.5.     Headings..............................................................................60
         Section 10.6.     Governing Law.........................................................................60
         Section 10.7.     Severability..........................................................................61
         Section 10.8.     Specific Performance..................................................................61
         Section 10.9.     Construction..........................................................................61
         Section 10.10.    Non-Survival of Representations, Warranties and Agreements............................61
         Section 10.11.    Certain Definitions...................................................................61
         Section 10.12.    Notices...............................................................................62

EXHIBITS:

         Exhibit A -- Persons to be Nominated For Parent's Board of Directors Exhibit B -- Persons to Resign from Parent's Board of Directors
                      Following Effective Time
         Exhibit C -- Persons to Be Elected to Parent's Board of Directors
                      Following Effective Time
         Exhibit D -- Affiliates Letter -- Parent
         Exhibit E -- Affiliates Letter -- Company
         Exhibit F -- Tax Opinion

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 14, 2000, by and among CHOICEPOINT INC., a Georgia corporation ("Parent"), CHOICEPOINT ACQUISITION CORPORATION, a Pennsylvania corporation ("Merger Sub") and wholly owned subsidiary of Parent, and DBT ONLINE, INC., a Pennsylvania corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company deem it advisable and in the best interests of each corporation and its respective shareholders, that Parent and the Company combine in order to advance the long-term business strategies of Parent and the Company;

         WHEREAS, the Board of Directors of the Company has unanimously determined that the merger of Merger Sub with and into the Company (the "Merger") and this Agreement are fair to, and in the best interests of, the Company and the holders of the common stock of the Company, par value $.10 per share (the "Company Common Stock");

         WHEREAS, the Board of Directors of Parent has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, Parent and the holders of the common stock of Parent, par value $.10 per share (the "Parent Common Stock");

         WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger on the terms and conditions contained in this Agreement;

         WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania (the "PBCL") and the Articles of Incorporation and Bylaws of Merger Sub;

         WHEREAS, for federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, for accounting purposes, it is intended that the Merger shall qualify for "pooling-of-interests" treatment.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

         Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the PBCL, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation"). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the Commonwealth of Pennsylvania.

         Section 1.2. Effective Time; Closing. As promptly as practicable (and in any event within five (5) business days) after the satisfaction or waiver of the conditions set forth in Article VIII hereof, the parties hereto shall cause the Merger to be consummated by filing articles of merger, if applicable (the "Articles of Merger"), with the Department of State of the Commonwealth of Pennsylvania and by making all other filings or recordings required under the PBCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the PBCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania, or at such other time as the parties hereto agree shall be specified in the Articles of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing (the "Closing") shall be held at 10:00 a.m., Atlanta Time, at the offices of King & Spalding, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties hereto shall otherwise agree.

         Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the PBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

         Section 1.4. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                 (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(b), if any) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive 0.525 (five hundred twenty-five thousandths) of a fully paid and nonassessable share (the "Exchange Ratio") of Parent Common Stock upon surrender of the certificate that formerly evidenced such share of Company

Common Stock in the manner provided in Section 2.2. The fraction of a share of Parent Common Stock that each share of Company Common Stock will be converted into is referred to herein as the "Merger Consideration". Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock, and cash in lieu of any fractional share, issued in consideration therefor upon the surrender of such certificates in accordance with Section 2.2, without interest. Each share of Parent Common Stock issued pursuant to this Section 1.4(a) will include any related rights issuable in accordance with the terms of the Parent's Rights Agreement.

                 (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Merger Sub and each share of Company Common Stock and Company Preferred Stock (as hereinafter defined) (collectively, "Company Stock") that is owned by the Company as treasury stock shall be canceled and retired and cease to exist, and no payment or distribution shall be made with respect thereto.

                 (c) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 1.4(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate ("Certificate") representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.4(a).

                 (d) Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.10 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         Section 1.5. Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The parties hereto will agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a). None of the parties hereto will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

                                  ARTICLE II

                            EXCHANGE OF CERTIFICATES

         Section 2.1. Exchange Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably satisfactory to the Company to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the

"Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of the Company Common Stock, certificates representing the Parent Common Stock issuable pursuant to Section 1.4 in exchange for outstanding shares of Company Common Stock in the Merger pursuant to Section 1.4. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3.

         Section 2.2. Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as the Company may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.4 and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II including cash in lieu of any fractional shares of applicable Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions pursuant to Section 2.3 (after giving effect to any required tax withholdings from cash payments), and in each case the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5.

         Section 2.3. Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section
2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to
Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

         Section 2.4. No Further Ownership Rights in the Company Common Stock. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

         Section 2.5.   No Fractional Shares of Parent Common Stock.

                 (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

                 (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of applicable Parent Common Stock multiplied by (ii) the per share closing price of Parent Common Stock quoted on the New York Stock Exchange ("NYSE") on the Closing Date. The fractional share interests of Parent Common Stock will be aggregated, and no holder of record of Company Common Stock will receive cash in an amount equal to or greater than the value of one full share of Company Common Stock.

         Section 2.6. No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person (as hereinafter defined) in respect of any Merger Consideration, any dividends or distributions with respect thereto or any cash in lieu of fractional shares of applicable Parent Common Stock, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration, any dividends or distributions payable to the holder of such Certificate or any cash payable in lieu of fractional shares of Parent Common Stock pursuant to this Article II, would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), any such Merger Consideration, dividends or distributions in respect thereof or such cash shall, to the extent permitted by applicable law, be delivered to Parent, upon demand, and any holders of Company

Common Stock who have not theretofore complied with the provisions of this
Article II shall thereafter look only to Parent for satisfaction of their claims for such Merger Consideration, dividends or distributions in respect thereof or such cash.

         Section 2.7. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

         Section 2.8. Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

         Section 2.9. Stock Transfer Books. At the close of business, Atlanta time, on the day the Effective Time occurs (the "Closing Date"), the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

         Section 2.10. Shares held by the Company Affiliates. Anything to the contrary in this Agreement notwithstanding, no shares of Parent Common Stock (or certificates therefor) shall be issued in exchange for any certificate to any Person who may be an "affiliate" of the Company (identified pursuant to Section 7.11) until the Person shall have delivered to Parent and the Company a duly executed letter as contemplated by Section 7.11.

                                  ARTICLE III

                           THE SURVIVING CORPORATION

         Section 3.1. Certificate of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law or such Articles of Incorporation.

         Section 3.2. Bylaws. The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable law, the Certificate of Incorporation of the Surviving Corporation or such Bylaws.

         Section 3.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.


                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to each of the other parties hereto as follows:

         Section 4.1. Organization and Standing. Each of the Company and each Subsidiary (as hereinafter defined) of the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has full corporate power and authority and all necessary government approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to be so qualified or licensed would not, individually or in the aggregate, have a Company Material Adverse Effect (as hereinafter defined). The Company has furnished or made available to Parent correct and complete copies of its articles of incorporation (including any certificates of designations attached thereto, the "Company Articles of Incorporation") and bylaws (the "Company Bylaws") and the articles of incorporation and bylaws (or equivalent organizational documents) of each of its Subsidiaries, each as amended to date. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither the Company nor any such Subsidiary is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents.

         Section 4.2. Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, $.10 par value per share ("Company Preferred Stock"). As of the date hereof, (i) 20,144,446 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) 3,399,034 options are outstanding pursuant to the Company Stock Option Plans (the "Company Options"), each such option entitling the holder thereof to purchase one share of Company Common Stock, and 2,600,966 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the exercise of such Company Options, and (iv) no shares of Company Preferred Stock are issued and outstanding.
Section 4.2 of the Company Disclosure Letter delivered by the Company to the other parties hereto concurrently with the execution of this Agreement (the "Company Disclosure Letter") sets forth a correct and complete list of the outstanding Company Options with the exercise price. Except as set forth above or in Section 4.2 of the Company Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary of the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary of the Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. The Company owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary of the Company and does not own an equity interest in any other corporation, partnership or entity, other than in such Subsidiaries. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Subsidiary of the Company is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         Section 4.3.   Authority for Agreement.

                 (a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary shareholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of the Company) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of a majority of the then outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as required by the PBCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of the outstanding shares of Company Common Stock entitled to vote at a duly called and held meeting of shareholders is the only vote of the holders of any capital stock of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

                 (b) At a meeting duly called and held on February 14, 2000, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and the holders of the Company Common Stock, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the holders of the Company Common Stock. The actions taken by the Board of Directors of the Company constitute approval of the Merger, this Agreement and transactions contemplated hereby by the Board of Directors of the Company under the provisions of Sections 2541 et seq., 2551 et seq. and 2561 et seq. of the PBCL such that Sections 2541 et seq., 2551 et seq. and 2561 et seq. of the PBCL do not apply to this Agreement or the transactions contemplated hereby. Other than Sections 2541 et seq., 2551 et seq. and 2561 et seq. of the PBCL, no state antitakeover or similar statute is applicable to Parent or Merger Sub in connection with the Merger, this Agreement or any of the transactions contemplated hereby.

                 (c) Credit Suisse First Boston Corporation, the independent financial advisor to the Board of Directors of the Company (the "Company's Independent Advisor"), has delivered to the Board of Directors of the Company its written opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio in the Merger was fair, from a financial point of view, to such holders.

         Section 4.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate the Company's Articles of Incorporation or the Company's Bylaws or equivalent organizational documents of any of its Subsidiaries, (ii) subject to Section 4.5, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a

"Law") applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) except as set forth in Section 4.4 of the Company Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, have a Company Material Adverse Effect. "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event or effect shall have occurred or been threatened that, when taken together with all other adverse changes, events or effects that have occurred or, to the Knowledge of the Company, been threatened (exclusive, however, of (1) any such changes, events, or effects that occur as a result of conditions affecting (A) the information services or public records database businesses as a whole or (B) the stock markets and capital markets generally or the United States economy as a whole and (2) any such changes, events, or effects which have occurred prior to the date hereof and have been disclosed to Parent in writing prior to the date hereof), is or is reasonably likely to (i) be materially adverse to the business, results of operations, properties, prospects, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of the Company and its Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

         Section 4.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by the PBCL, (ii) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) for filings contemplated by Section 4.14 hereof, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 4.6. Compliance. Except as disclosed in Section 4.6 of the Company Disclosure Letter, each of the Company and its Subsidiaries (i) has been operated at all times in compliance with all laws applicable to the Company or any of its Subsidiaries or by which any property, business or asset of the Company or any of its Subsidiaries is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (i) and (ii) which could not, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 4.7.   SEC Filings, Financial Statements.

                 (a) The Company has filed all forms, reports, statements and documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (collectively, the "Company SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, each as in effect on the date so filed. None of the Company SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (b) All of the financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC, as well as the unaudited consolidated balance sheet of the Company as of December 31, 1999, together with the unaudited statements of income and cash flow of the Company for the fiscal year then ended, including any notes thereto (as furnished to Parent by the Company (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated. The Company does not anticipate any changes to the accounting policies historically applied by the Company as a result of newly adopted SAB No. 101.

                 (c) Except as disclosed in Section 4.7 of the Company Disclosure Letter, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its Subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1999, including the notes thereto, (ii) liabilities disclosed in the Company SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since

December 31, 1999, none of which are, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

                 (d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC as exhibits to the Company SEC Reports pursuant to the Securities Act or the Exchange Act.

         Section 4.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in Section 4.8 of the Company Disclosure Letter, since December 31, 1998, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary of the Company, (iii) any material change in accounting methods, principles or practices employed by the Company or any of its Subsidiaries, or (iv) any action of the type described in
Section 6.1 which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

         Section 4.9. Taxes. The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by any of them. All such Tax Returns (as hereinafter defined) are correct and complete in all material respects. All Taxes (as hereinafter defined) of the Company and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of the Company or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. The Company does not know of any proposed or threatened Tax claims or assessments, which, individually or in the aggregate, exceed $500,000. Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Except as set forth in Section 4.9 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties. The unpaid Taxes of the Company and its Subsidiaries for the current taxable period did not, as of the most recent Company Financial Statement, exceed the reserve for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company Financial Statement (disregarding any notes thereto). For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         Section 4.10. Title to Assets.

                 (a) Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "10-K"), the Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the 10-K or acquired after December 31, 1998 (other than assets disposed of since December 31, 1998 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1998, provided that the obligations secured by such liens are not delinquent; and (iv) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate are not reasonably likely to have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a correct and complete list of all real property (i) owned or leased by the Company or a Subsidiary, (ii) as to which the Company or a Subsidiary of the Company has a license, easement or right of way to use, (iii) as to which the Company or a Subsidiary of the Company has the option to purchase, lease, license or acquire an easement or right of way or (iv) in which the Company or a Subsidiary of the Company has any other interest. Except as set forth in Section 4.10 of the Company Disclosure Letter, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business.

                 (b) Except as set forth in Section 4.10 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets with an individual value of $100,000 or an aggregate value in excess of $500,000.

         Section 4.11. Change of Control Agreements. Except as set forth in
Section 4.11 of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any former or current director, officer, employee, consultant or advisor of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the

Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

         Section 4.12. Litigation. Except for such matters disclosed in Section
4.12 of the Company Disclosure Letter which, if adversely determined, have not resulted in, and would not reasonably be expected to result in, a loss, individually or in the aggregate, to the Company or any of its Subsidiaries in excess of $500,000, there are no claims, suits, actions, investigations, indictments or information, or administrative, arbitration or other proceedings ("Litigation") pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Except for such matters which have not resulted in, and would not reasonably be expected to result in, a loss, individually or in the aggregate, to the Company or any of its Subsidiaries in excess of $500,000, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of its Subsidiaries.

         Section 4.13. Contracts and Commitments. Section 4.13 of the Company Disclosure Letter sets forth a correct and complete list of the following contracts to which the Company or a Subsidiary of the Company is a party (including every amendment, modification or supplement to the foregoing): (i) any contracts of employment, consulting or noncompete, (ii) agreements or arrangements for the purchase or sale of any assets (otherwise than in the ordinary course of business), (iii) agreements, contracts or indentures relating to the borrowing of money, (iv) agreements with unions, material independent contractor agreements and material leased or temporary employee agreements, (v) leases of any real property involving annual rent of $100,000 or more, and (vi) other than contracts identified in the Company Disclosure Letter pursuant to Section 4.6, all other contracts, agreements or commitments involving payments made by or to the Company or a Subsidiary of $500,000 or more. Except for agreements, arrangements or commitments disclosed in the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or commitment which is material to the business of the Company taken as a whole. The Company has delivered or made available correct and complete copies of all such agreements, arrangements and commitments to Parent. Neither the Company nor any of its Subsidiaries is in default under any such agreement, arrangement or commitment which has had, or could reasonably be expected to have, a Company Material Adverse Effect.

         Section 4.14. Information Supplied.

                 (a) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (A) the Form S-4 (as hereinafter defined) to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus included in the Form S-4 related to the Company Shareholders Meeting and the Parent Shareholders Meeting (each as hereinafter defined) and the Parent Common Stock to be issued in the Merger will, on the date it is first mailed to the holders of Company Common Stock and Parent Common Stock or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act.

                 (b) Notwithstanding the foregoing provisions of this Section 4.14, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Parent for inclusion or incorporation by reference therein.

         Section 4.15. ERISA and Related Matters.

                 (a) Section 4.15 of the Company Disclosure Letter lists all deferred compensation, pension, profit-sharing and retirement plans, and all bonus, welfare, severance pay and other "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), fringe benefit or stock option plans, including individual contracts, employee agreements, programs or arrangements, providing the same or similar benefits, whether or not written, participated in or maintained by the Company or with respect to which contributions are made or obligations assumed by the Company in respect of the Company (including health, life insurance and other benefit plans maintained for former employees or retirees), at any time between January 1, 1995 and the Closing Date. Said plans or other arrangements are sometimes collectively referred to in this Section as "Benefit Plans." Copies of all Benefit Plans and related documents, including those setting out the Company's personnel policies and procedures, and including any insurance contracts, trust agreements or other arrangements under which benefits are provided, as currently in effect, and descriptions of any such plan which are not written have been delivered to Parent. The Company has also delivered to Parent a copy of the summary plan description, if any, for each Benefit Plan, as well as copies of any other summaries or descriptions of any such Benefit Plans which have been provided to employees or other beneficiaries during the current and previous three (3) calendar years.

                 (b) Except as set forth in Section 4.15 of the Company Disclosure Letter, the Company has fulfilled its obligations, to the extent applicable, under the minimum funding requirements of Section 302 of ERISA and
Section 412 of the Code, with respect to each "employee benefit plan" (as defined in Section 3(3) of ERISA) appearing in Section 4.15 of the Company Disclosure Letter. Each Benefit Plan is in compliance with, and has been administered in all respects consistent with, the presently applicable provisions of ERISA, the Code and state law, including but not limited to the satisfaction of all applicable reporting and disclosure requirements under the Code, ERISA and state law. The Company has made all payments to all Benefit Plans as required by the terms of each such plan in accordance, if applicable, with the actuarial and funding assumptions in effect as for the most recent actuarial valuation of such plans. All required actuarial valuations and reports relating to said plans have been prepared and a copy of the most recent actuarial valuation and report for each pension plan, as defined in Section 3(2) of ERISA, has been provided to Parent, if applicable. The Company has filed or caused to be filed with the Internal Revenue Service annual reports on Form 5500 for each Benefit Plan attributable to them for all years and periods for which such reports were required and within the time period required by ERISA and the Code, and copies of such reports for the past five years have been provided to Parent. Except as disclosed in Section 4.15 of the Company Disclosure Letter, the Company has funded or will fund each Benefit Plan attributable to it in accordance with its terms through Closing, including the payment of applicable premiums on any insurance contract funding a Benefit Plan for coverage provided through Closing. To the extent that any annual contribution for the current year is not yet required for any Benefit Plan as of the Effective Time, the Company has made a pro rata contribution to said plan for the period ended at the Effective Time or said contribution has been accrued on the books of the Company.

                 (c) Except as set forth in Section 4.15 of the Company Disclosure Letter, no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any such Benefit Plan, and no civil or criminal action brought pursuant to Part 5 of Title I or ERISA is pending or is threatened in writing or orally against any fiduciary of any such plan.

                 (d) Except as set forth in Section 4.15 of the Company Disclosure Letter, the Internal Revenue Service has issued a letter for each employee pension benefit plan, as defined in Section 3(2) of ERISA, listed in
Section 4.15 of the Company Disclosure Letter, determining that such plan is a qualified plan under Section 401(a) of the Code and is exempt from United States Federal Income Tax under Section 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification. The Company does not maintain a plan or arrangement intended to qualify under Section 501(c)(9) of the Code.

                 (e) Except as set forth in Section 4.15 of the Company Disclosure Letter, each Benefit Plan that provides medical benefits has been operated in compliance with all requirements of Section 4980B(f) of the Code and Sections 601 through 608 of ERISA relating to continuation of coverage under certain circumstances in which coverage would otherwise cease. All former employees of the Company or other persons entitled to such continuation of coverage through relationship to said former employees are listed in Section
4.15 of the Company Disclosure Letter.

                 (f) Neither the Company nor any entity that is treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code currently maintains or contributes to any Benefit Plan that is subject to Title IV of ERISA, nor has previously maintained or contributed to any such plan that has resulted in any liability or potential liability for the Company under said Title IV. There shall not be as of Closing any outstanding unpaid minimum funding waiver within the meaning of Code Section 412(d).

                 (g) Attached as a part of Section 4.15 of the Company Disclosure Letter is a 5-year contribution history indicating the dollar amount contributed and the level of contribution as a percentage of compensation of covered participants for each profit sharing plan, stock bonus plan or other retirement plan to which the Company makes discretionary contributions.

                 (h) Except as disclosed on Section 4.15 of the Company Disclosure Letter, the Company does not maintain any Benefit Plan, plans or programs that provide post-retirement medical benefits (other than benefits described in Section 4.15 and those which are required by law), post-employment benefits, death benefits or other post-retirement welfare benefits. A copy of any written description of post-retirement welfare benefits that has been provided to employees is attached hereto as a part of Section 4.15 of the Company Disclosure Letter. Copies of each plan document, insurance contract or other written instrument providing for post-retirement welfare benefits, together with a description of any advance funding arrangement that has been established to fund post-retirement welfare benefits, are attached hereto as a part of Section 4.15 of the Company Disclosure Letter. Section 4.15 of the Company Disclosure Letter contains a list of those persons who are currently retired with a right to future post-retirement welfare benefits and also contains a list of employees who would be currently eligible for post-retirement welfare benefits if they retired and satisfied any waiting period provided for under the applicable plan. Except as otherwise disclosed in
Section 4.15 of the Company Disclosure Letter, all plans or programs for providing post-retirement medical, death or other welfare benefits could be terminated by the Company as of Closing without liability for such benefits to any employee who has not retired on or before the Effective Time.

                 (i)   Neither the Company nor any employer referred to in
Section 4.15(f) above, maintains, nor has contributed within the past five years to, any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. No such employer currently has any liability to make withdrawal liability payments to any multiemployer plan. There is no pending dispute between any such employer and any multiemployer plan concerning payment of contributions or payment of withdrawal liability payments.

                 (j) All Benefit Plans have been operated and administered in accordance with their respective terms and no inconsistent representation or interpretation has been made to any plan participant. Except as set forth in
Section 4.15 of the Company Disclosure Letter, no lawsuit or complaint (including any dispute that might result in a lawsuit or complaint against, by, or relating to any Benefit Plan or any fiduciary, as defined in Section 3(21) of ERISA) of a Benefit Plan has been filed or is pending.

                 (k) Any reference to Company in this Section 4.15 shall be deemed to refer to each Subsidiary of Company, where relevant.

         Section 4.16. Labor and Employment Matters. Except as set forth in
Section 4.16 of the Company Disclosure Letter:

                 (a) There are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement, the Closing or a transaction involving a change of control of the Company.

                 (b) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board ("NLRB"). There is no existing, pending or threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of its Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

                 (c) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a "Mass Layoff" or "Plant Closing" within the meaning of the Worker Adjustment and Retraining Notification ("WARN") Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts any of the Company, any of its Subsidiaries or Parent from relocating or closing any of the operations of the Company or any of its Subsidiaries.

                 (d) Neither the Company nor any of its Subsidiaries has failed to pay when due any wages, bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent. There are no citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending or threatened before the Department of Labor or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

                 (e) The Company and each of its Subsidiaries are in compliance with all immigration laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the Knowledge of the Company, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

                 (f) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries. No discrimination and/or retaliation claim is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or threatened against the Company or any of its Subsidiaries.

                 (g) If the Company or any of its Subsidiaries is a Federal, State or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or has been threatened against the Company or any of it Subsidiaries with the Office of Federal Contract Compliance Programs or any other Federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

                 (h) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws pending or threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving the Company or any of its Subsidiaries.

                 (i) No workers' compensation or retaliation claim is pending against the Company or any of its Subsidiaries in excess of $250,000 in the aggregate, and the Company maintains adequate insurance with respect to workers' compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

         Section 4.17. Environmental Compliance and Disclosure. Except as set forth in Section 4.17 of the Company Disclosure Letter:

                 (a) The Company and each of its Subsidiaries possess, and are in compliance with, all permits, licenses and government authorizations and have filed all notices that are required under local, state and federal Laws and regulations relating to protection of the environment, pollution control, product registration and hazardous materials ("Environmental Laws") applicable to the Company and each of its Subsidiaries, and the Company and each of its

Subsidiaries are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

                 (b) Neither the Company nor any of its Subsidiaries has received notice of actual or threatened liability under the Federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any similar state or local statute or ordinance from any governmental agency or any third party, and there are no facts or circumstances which could form the basis for the assertion of any claim against the Company or any of its Subsidiaries under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

                 (c) Neither the Company nor any of its Subsidiaries has entered into or agreed to, nor does the Company or any of its Subsidiaries contemplate entering into any consent decree or order, and are not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under, any applicable Environmental Laws;

                 (d) Neither the Company nor any of its Subsidiaries has been subject to any administrative or judicial proceeding pursuant to and, to the Knowledge of the Company, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years;

                 (e) Neither the Company nor any of its Subsidiaries has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company or any of its Subsidiaries, its employees, agents or representatives or, to the Knowledge of the Company, arising out of the ownership, use, control or operation by the Company or any of its Subsidiaries of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company or any of its Subsidiaries) from which any hazardous materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

                 (f) The Company has heretofore provided Parent with correct and complete copies of all files of the Company and its Subsidiaries relating to environmental matters (or an opportunity to review such files). Neither the Company nor any of its Subsidiaries has paid any fines, penalties or assessments within the last five years with respect to environmental matters; and

                 (g) None of the assets owned by the Company or any of its Subsidiaries or any real property leased by the Company or any of its Subsidiaries contain any friable asbestos, regulated PCBs or underground storage tanks.

         As used in this Agreement, the term "hazardous materials" means any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company or any of its Subsidiaries (or, as used in Section 5.13, Parent or any of its Subsidiaries) is in any way governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.

         Section 4.18. Intellectual Property.

                 (a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of all Registered Intellectual Property (as hereinafter described) owned by or licensed to the Company, with an indication as to which of such items are owned by the Company (the "Owned Registered Intellectual Property") and which are licensed to the Company (the "Licensed Registered Intellectual Property").

                 For purposes of this Agreement, "Intellectual Property" means copyrights (both registered and unregistered), mask works, trademarks (both registered and unregistered), trade names, service marks, service names, patents, patent applications, proprietary information, trade secrets, technical information and data, computer programs and program rights and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) arising under the laws of any applicable jurisdiction. "Registered Intellectual Property" means Intellectual Property that is the subject of a patent registration, copyright registration or trademark registration or an application for any of the foregoing.

                 (b) All of the Owned Registered Intellectual Property has been duly issued and not canceled, abandoned or otherwise terminated.

                 (c) The Company uses no Intellectual Property in its business except for (i) the Registered Intellectual Property, (ii) those other items of Intellectual Property disclosed in Section 4.18(c)(ii) of the Company Disclosure Letter, (iii) those other items of Intellectual Property that, if the Company were deprived of the use thereof, such deprivation would not have a materially adverse impact on the business and operations of the Company and
(iv) COTS Software (as hereinafter defined). Section 4.18(c)(ii) of the Company Disclosure Letter indicates the nature of the applicable Intellectual Property and whether such Intellectual Property is owned by the Company or licensed to the Company (and, if licensed, the name of the applicable licensor and a reference to the applicable license agreement).

                 For purposes of this Agreement, "COTS Software" means software that is licensed by third parties to willing licensees on an indiscriminate, off-the-shelf basis, pursuant to license terms that are non-negotiable at a price of not more than $2,000 per copy.

                 For purposes of this Agreement, "Owned Intellectual Property" means, collectively, the Owned Registered Intellectual Property and the Intellectual Property indicated in Section 4.18(c)(ii) of the Company Disclosure Letter as being owned by the Company.

                 For purposes of this Agreement, "Licensed Intellectual Property" means, collectively, the Licensed Registered Intellectual Property and the Intellectual Property indicated in Section 4.18(c)(ii) of the Company Disclosure Letter as being licensed to the Company, with respect to which the Company or its Subsidiaries makes annual license payments in excess of $100,000.

                 (d) The Company has taken reasonable measures to protect and maintain the rights of the Company in the Owned Intellectual Property and the Licensed Intellectual Property.

                 (e) Except as set forth in Section 4.18(e) of the Company Disclosure Letter, the Company has not sent or otherwise communicated to any other person any notice, charge, claim or assertion of, or has any Knowledge of, any present, impending or threatened infringement by any other person of any of the Owned Intellectual Property, and to the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any of the Owned Intellectual Property.

                 (f) The Company has not received notice alleging that (i) the Company has violated or is violating any Intellectual Property of any other person, or (ii) any other person or entity claims any interest in any Owned Intellectual Property.

                 (g) The Company is not infringing upon or otherwise acting adversely to any Intellectual Property owned by any other person, and there is no claim or action pending or overtly threatened with respect thereto.

                 (h) Section 4.18(h)(i) of the Company Disclosure Letter sets forth a true and complete list of all software, computer programs and databases owned or licensed by the Company excluding any COTS Software (the "Software"), making reference to the other Sections of the Company Disclosure Letter to this Agreement where such Software may already be listed, with an indication as to which items are owned by the Company (the "Owned Software") and which are licensed to the Company (the "Licensed Software"). Except for licenses of the Owned Software granted by the Company to others in the ordinary course of business, the Company has not licensed any of the Owned Intellectual Property to any other person, nor does any other person have any option or other right to acquire any of the Owned Intellectual Property except as otherwise set forth in Section 4.18(h)(ii) of the Company Disclosure Letter. The Company has not disclosed or granted any right of access to the source code of any of the Owned Software except to (i) employees of the Company and
(ii) as set forth in Section 4.18(h)(iii) of the Company Disclosure Letter.

                 (i) Except as disclosed in Section 4.18(i) of the Company Disclosure Letter: (i) the Company will upon Closing deliver to Parent complete, current copies of all user and technical documentation related to the Software and access to all source code for the Software to which the Company has the rights to such source code; (ii) the Software performs in all material respects in accordance with the documentation and other written material used in connection with the Software and is free from any material defects in programming and operation, contains all current revisions of such Software, and includes all computer programs, materials, tapes, know-how, object and source codes related to the Software; (iii) no employee, contractor or agent (directly or through employees or subcontractors or sub-agents) of the Company has developed or assisted in the enhancement of any of the Owned Software or the development of any program or product based on any of the Owned Software or any part thereof without assigning all of such person's rights and interest in the same to the Company pursuant to an agreement included in the contracts set forth in Section 4.13 of the Company Disclosure Letter; and (iv) except as provided in such contracts, the Company has no obligation to compensate any person for the development, enhancement, creation of derivative works, use, license or exploitation of any of the Software.

                 (j) Except as disclosed in Section 4.18(j) of the Company Disclosure Letter, no shareholder or director, officer, employee (including both current and former employees), consultant (including both current and former consultants) or independent contractor (including both current and former contractors) of the Company owns, directly or indirectly, in whole or in part, any Owned Intellectual Property.

         Section 4.19. Year 2000 Compliance.

                 (a) The Company has reviewed its operations and the operations of each Subsidiary of the Company with a view to assessing whether its business was adversely affected by not being Year 2000 Compliant (as hereinafter defined) and has taken such actions as it deems necessary or advisable to address Year 2000 Compliance. All of the product(s) and/or service(s) offered and/or used by the Company or its Subsidiaries, including each item of hardware, software, and firmware; any system, equipment, or products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications, maintenance and the like, currently and at any time in the past are, to the Company's Knowledge, as of the date of this Agreement, Year 2000 Compliant. In those instances where the Company or any of its Subsidiaries is under an obligation to repair or replace product(s) or service(s) previously provided by the Company or such Subsidiary to meet the Company's or such Subsidiary's contractual obligations, to avoid personal injury, to avoid misrepresentation claims, or due to other obligations, the Company or such Subsidiary has repaired or replaced those product(s) and service(s).

                 (b) To the Company's Knowledge, neither the Company nor any of its Subsidiaries is subject to any pending or threatened regulatory action, proceeding or investigation concerning the Year 2000 Compliance of the Company's or any of its Subsidiaries' products, services or operations, and there is no basis for any such regulatory action, investigation or proceeding. The Company and its Subsidiaries are in material compliance with all applicable regulatory rules, regulations and requirements in regards to the Year 2000 Compliance of their products, services and operations. No claim that any of the Company's or any of its Subsidiaries' products or services are not Year 2000 Compliant, including but not limited to product liability claims, has been asserted or threatened, and there is no basis for any such claim or action. The Company and its Subsidiaries have furnished Parent with correct and complete copies of any customer agreements or other materials in which the Company or any Subsidiary has furnished (or could be deemed to have furnished) assurances as to the Year 2000 Compliance of the Company's or such Subsidiary's products or services, including any responses to surveys or requests for certification of Year 2000 Compliance and letters of assurance to customers.

                 (c) All vendors of products or services material to the Company and its Subsidiaries, and their respective products, services and operations, are, to the Company's Knowledge, Year 2000 Compliant, and each such vendor has continued to furnish its products or services to the Company and such Subsidiary, without interruption or delay, on and after January 1, 2000.

                 (d) "Year 2000 Compliant" means that (a) the products, services, or other item(s) at issue accurately process, provide and/or receive date/time data (including but not limited to calculating, comparing, and sequencing), within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including but not limited to leap year calculations, and (b) neither the performance nor the functionality nor the supply of the products, services, and other item(s) at issue will be or has been affected by dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other item(s) at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate same century and multi-century formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999, and 2000. In particular, but without limitation, (i) no value for current date/time will cause or has caused any error, interruption, or decreased performance in or for such product(s), service(s), and other item(s), (ii) all manipulations of date and time related data (including but not limited to calculating, comparing, sequencing, processing, and outputting) produces correct results for all valid dates and times, including when used in combination with Year 2000 Compliant products, services, or items, (iii) all date/time elements in interfaces and data storage specifies the century to eliminate date ambiguity without human intervention, including leap year calculations, (iv) where any date/time element is represented without a century, the correct century is unambiguous for all manipulations involving that element, (v) authorization codes, passwords, and zaps (purge functions) function normally and in the same manner during prior to, on, and after January 1, 2000, including the manner in which they function with respect to expiration dates and CPU serial numbers, and (vi) the Company's and its Subsidiaries' (or, as used in Section 5.14, Parent's and its Subsidiaries') supply of the product(s), service(s), and other item(s) was not interrupted, delayed, decreased, or otherwise affected by the advent of the year 2000.

         Section 4.20. Brokers. Except for the Company's Independent Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 4.20 of the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Company's Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

         Section 4.21. Insurance Policies. The Company has delivered to Parent prior to the date hereof a complete and accurate list of all insurance policies in force naming the Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any Subsidiary of the Company has paid or is obligated to pay all or part of the premiums. Neither the Company nor any Subsidiary of the Company has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of the Company and such Subsidiaries is in compliance in all material respects with all conditions contained therein. Except as set forth in Section 4.21 of the Company Disclosure Letter, there are no material pending claims against such insurance policies by the Company or any Subsidiary of the Company as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by the Company or any Subsidiary.

         Section 4.22. Notes and Accounts Receivable.

                 (a) Except as disclosed in Section 4.22 of the Company Disclosure Letter, there are no notes receivable of the Company or any Subsidiary of the Company owing by any director, officer, stockholder or employee of the Company or any Subsidiary of the Company.

                 (b) Except as disclosed in Section 4.22 of the Company Disclosure Letter, all accounts receivable of the Company and any Subsidiary of the Company are current or covered by adequate reserves for uncollectability, and there are no material disputes regarding the collectability of any such accounts receivable that would reasonably be expected to have a Company Material Adverse Effect.

         Section 4.23. Transactions with Affiliates. Except as set forth in
Section 4.23 of the Company Disclosure Letter or in the Company SEC Reports filed since January 1, 1999 (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries), no director, officer or other "affiliate" or "associate" (as hereinafter defined) of the Company or any Subsidiary of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Company or any Subsidiary of the Company; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or any Subsidiary of the Company; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary of the Company.

         Section 4.24. No Existing Discussions. As of the date hereof, the Company is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Company Competing Proposal (as hereinafter defined).

         Section 4.25. Pooling; Tax Matters.

                 (a) The Company intends that the Merger be accounted for under the "pooling-of-interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the Regulations of the SEC. To the Knowledge of the Company, neither the Company nor any of its affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that would prevent (i) the Merger from being treated for financial accounting purposes as a "pooling-of-interests" in accordance with GAAP and the rules and regulations of the SEC or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                 (b) The Company has no Knowledge of any reason why it may not receive a letter from Deloitte & Touche LLP (the "Company's Accountants") dated as of the Closing Date and addressed to the Company in which the Company's accountants will concur with the Company's management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a "pooling-of-interests."

         Section 4.26. Disclosure. No representation, warranty or covenant made by the Company in this Agreement or in the Company Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

         Each of Parent and Merger Sub represents and warrants to the Company as follows:

         Section 5.1. Organization and Standing. Each of Parent and each Subsidiary of Parent (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has full corporate power and authority to own, lease and operate it properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Parent Material Adverse Effect (as hereinafter defined). Parent has furnished or made available to the Company correct and complete copies of its articles of incorporation (including any certificates of designations attached thereto, the "Parent Articles of Incorporation") and bylaws (the "Parent Bylaws") and the articles of incorporation and bylaws (or equivalent organizational documents) of each of its Subsidiaries, each as amended to date. Such articles of incorporation, bylaws or equivalent organizational documents are in full force and effect, and neither Parent nor any such Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

         Section 5.2. Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, $.10 par value per share ("Parent Preferred Stock"). As of the date hereof, (i) 29,519,116 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 467,600 (included in outstanding amount) shares of Parent Common Stock are held in the treasury of Parent, (iii) 5,901,742 (restricted stock included herein are included in the outstanding stock number) awards are outstanding pursuant to the ChoicePoint, Inc. 1997 Omnibus Stock Incentive Plan ("Parent Awards"), each such option entitling the holder thereof to purchase one share of Parent Common Stock, and 1,662,484 shares of Parent Common Stock are authorized and reserved for future issuance pursuant to the ChoicePoint, Inc. 1997 Omnibus Stock Incentive Plan, and (iv) no shares of Parent Preferred Stock are issued and outstanding. Section 5.2 of the Parent Disclosure Letter delivered by Parent to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Letter") sets forth a correct and complete list of the outstanding Parent Options with the exercise price. Except as set forth above or in Section 5.2 of the Parent Disclosure Letter, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Parent relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, Parent. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Parent owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary of Parent and, except as otherwise set forth in Section 5.2 of Parent Disclosure Letter, does not own an equity interest in any other corporation, partnership or entity, other than in such Subsidiaries. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Subsidiary of Parent is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         Section 5.3. Authority for Agreement.

                  (a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary shareholder approval of Parent, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including, without limitation, the unanimous approval of the Board of Directors of each of Parent and Merger Sub and the sole shareholder of Merger Sub), and no other corporate proceedings on the part of either Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the then outstanding shares of Parent Common Stock and the filing and recordation of appropriate merger documents as required by the PBCL). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms. The Board of Directors of Parent has taken all action to the extent necessary (including, if required, amending the Parent Rights Agreement) in order to render the Parent Rights inapplicable to the Merger and the other transactions contemplated by this Agreement to the extent provided herein. The affirmative vote of holders of the outstanding shares of Parent Common Stock entitled to vote at a duly called and held meeting of shareholders is the only vote of the holders of any capital stock of Parent necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

                  (b) At a meeting duly called and held on February 14, 2000, the Board of Directors of each of Parent and Merger Sub unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of each of Parent and Merger Sub and the holders of Parent Common Stock, (ii) approved, authorized and adopted this Agreement, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend approval and adoption of this Agreement and the Merger by the holders of Parent Common Stock. The actions taken by the Board of Directors of Parent constitute approval of the Merger, this Agreement and transactions contemplated hereby by the Board of Directors of Parent under the provisions of Sections 14-2-1110 et seq. and 14-2-1131 of the Georgia Business Corporate Code such that Sections 14-2-1110 et seq. and 14-2-1131 of the Georgia Business Corporate Code do not apply to this Agreement or the transactions contemplated hereby. Other than Sections 14-2-1110 et seq. and 14-2-1131 of the Georgia Business Corporate Code, no state antitakeover or similar statute is applicable to the Company in connection with the Merger, this Agreement or any of the transactions contemplated hereby.

                  (c) The Robinson-Humphrey Company LLC, the independent financial advisor to the Board of Directors of Parent ("Parent's Independent Advisor"), has delivered to the Board of Directors of Parent its written opinion dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained therein, the Exchange Ratio in the Merger was fair, from a financial point of view, to the shareholders of Parent.

         Section 5.4. No Conflict. The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent's or Merger Sub's Articles of Incorporation or Parent's or Merger Sub's Bylaws or equivalent organizational documents of any of Parent's Subsidiaries, (ii) subject to Section 5.5, conflict with or violate any law applicable to each of Parent and Merger Sub or any of Parent's Subsidiaries or by which any property or asset of Parent or its Subsidiaries is bound or affected, or (iii) except as set forth in Section 5.4 of the Parent Disclosure Letter, result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, have a Parent Material Adverse Effect. "Parent Material Adverse Effect" shall mean, with respect to Parent, any change, event or effect shall have occurred or, to the Knowledge of Parent, been threatened that, when taken together with all other adverse changes, events or effects that have occurred or been threatened (exclusive, however, of (1) any such changes, events, or effects that occur as a result of conditions affecting (A) the information services or public records database businesses as a whole or (B) the stock markets and capital markets generally or the United States economy as a whole and (2) any such changes, events, or effects which have occurred prior to the date hereof and have been disclosed to the Company in writing prior to the date hereof), is or is reasonably likely to
(i) be materially adverse to the business, results of operations, properties, prospects, condition (financial or otherwise), assets, liabilities (including, without limitation, contingent liabilities) of Parent and its Subsidiaries taken as a whole or (ii) prevent or materially delay the performance by either Parent or Merger Sub of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

         Section 5.5. Required Filings and Consents. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the PBCL, (ii) for those required by the HSR Act, (iii) for filings contemplated by Section 5.12 and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not, individually or in the aggregate, have a Parent Material Adverse Effect.

         Section 5.6. Compliance. Except as disclosed in Section 5.6 of the Parent Disclosure Letter, each of Parent and its Subsidiaries (i) has been operated at all times in compliance with all laws applicable to Parent or any of its Subsidiaries or by which any property, business or asset of Parent or any of its Subsidiaries is bound or affected and (ii) is not in default or violation of any notes, bonds, mortgages, indentures, contracts, agreements, leases, licenses, permits, franchises, or other instruments or obligations to which Parent or any of its subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except in the case of clauses (i) and (ii) which could not, individually or in the aggregate, have a Parent Material Adverse Effect.

         Section 5.7. SEC Filings, Financial Statements.

                  (a) Parent has filed all forms, reports, statements and documents required to be filed with the SEC since June 9, 1997 (collectively, the "Parent SEC Reports"), each of which has complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, each as in effect on the date so filed. None of the Parent SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed any untrue statement of a material fact or omitted or omits to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                  (b) All of the financial statements included in the Parent SEC Reports, in each case, including any related notes thereto, as filed with the SEC, as well as the unaudited consolidated balance sheet of Parent as of December 31, 1999, together with the unaudited statements of income and cash flows of Parent for the fiscal year then ended, including any notes thereto (as furnished to the Company by Parent) (collectively, the "Parent Financial Statements"), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject, in the case of the unaudited statements, to normal, recurring audit adjustments) and fairly present the consolidated financial position of Parent and its subsidiaries at the respective date thereof and the consolidated results of its operations and changes in cash flows for the periods indicated. Parent does not anticipate any changes to the accounting policies historically applied by Parent as a result of newly adopted SAB No. 101.

                  (c) Except as disclosed in Section 5.7 of the Parent Disclosure Letter, there are no liabilities of Parent or any of its subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent and its subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of Parent and its Subsidiaries at December 31, 1999, including the notes thereto, (ii) liabilities disclosed in the Parent SEC Reports, (iii) liabilities incurred on behalf of the Company in connection with this Agreement and the contemplated Merger, and (iv) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1999, none of which are, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

                  (d) Parent has heretofore furnished or made available to the Company a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by Parent with the SEC as exhibits to the Parent SEC Reports pursuant to the Securities Act or the Exchange Act.

         Section 5.8. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as disclosed in Section 5.8 of the Parent Disclosure Letter, since December 31, 1998, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course and consistent with prior practice and there has not been (i) any event or occurrence of any condition that has had or would reasonably be expected to have a Parent Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of Parent or any Subsidiary, (iii) any material change in accounting methods, principles or practices employed by Parent, or (iv) any action of the type described in
Section 6.2 which had such action been taken after the date of this Agreement would be in violation of any such Section.

         Section 5.9. Taxes. Parent and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by any of them. All such Tax Returns are correct and complete in all material respects. All Taxes of Parent and its Subsidiaries which are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Parent SEC Reports in accordance with GAAP. There are no liens for any Taxes upon the assets of

Parent or any of its Subsidiaries, other than statutory liens for Taxes not yet due and payable and liens for real estate Taxes contested in good faith. Parent does not know of any proposed or threatened Tax claims or assessments which, individually or in the aggregate, exceed $500,000. Except as set forth in
Section 5.9 of the Parent Disclosure Letter, neither the Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither Parent nor any of its Subsidiaries has made an election under Section 341(f) of the Code. Parent and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except for such Taxes which individually or in the aggregate could not have a Parent Material Adverse Effect. The unpaid Taxes of Parent and its Subsidiaries for the current taxable period did not, as of the most recent Parent Financial Statement, exceed the reserve for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Parent Financial Statement (disregarding any notes thereto).

         Section 5.10. Title to Assets.

                  (a) Except as set forth in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Parent 10-K") or except as set forth in Section 5.10 of Parent Disclosure Letter, Parent and each of its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the Parent 10-K or acquired after December 31, 1998 (other than assets disposed of since December 31, 1998 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (i) liens, encumbrances or restrictions which secure indebtedness which are properly reflected in the Parent 10-K; (ii) liens for Taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after December 31, 1998, provided that the obligations secured by such liens are not delinquent; and (iv) such title defects, liens, encumbrances and restrictions, if any, as, individually or in the aggregate, are not reasonably likely to have a Parent Material Adverse Effect. Except as set forth in Section 5.10 of the Parent Disclosure Letter, Parent and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business.

                  (b) Except as set forth in Section 5.10 of Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any of its assets with an individual value of $100,000 or an aggregate value in excess of $500,000.

         Section 5.11. Litigation. Except for such matters disclosed in Section
5.11 of the Parent Disclosure Letter which, if adversely determined, have not resulted in, and would not reasonably be expected to result in, a loss, individually or in the aggregate, to Parent or any of its Subsidiaries in excess of $500,000, there is no Litigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. Except for such matters which have not resulted in, and would not reasonably be expected to result in, a loss, individually or in the aggregate, to Parent or any of its Subsidiaries in excess of $500,000, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to Parent or any of its Subsidiaries.

         Section 5.12. Information Supplied.

                  (a) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to the Company's shareholders or Parent's shareholders or at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act.

                  (b) Notwithstanding the foregoing provisions of this Section 5.12, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by the Company for inclusion or incorporation by reference therein.

         Section 5.13. Environmental Compliance and Disclosure. Except as set forth in Section 5.13 of the Parent Disclosure Letter:

                  (a) Parent and each of its Subsidiaries possess, and are in compliance with, all permits, licenses and government authorizations and has filed all notices that are required under Environmental Laws applicable to Parent and each of its Subsidiaries, and Parent and each of its Subsidiaries are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any Law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder;

                  (b) Neither Parent nor any of its Subsidiaries has received notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any governmental agency or any third party, and there are no facts or circumstances which could form the basis for the assertion of any claim against Parent or any of its Subsidiaries under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location;

                  (c) Neither Parent nor any of its Subsidiaries has entered into or agreed to, nor does Parent or any of its Subsidiaries contemplate entering into any consent decree or order, and are not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of hazardous materials under, any applicable Environmental Laws;

                  (d) Neither Parent nor any of its Subsidiaries has been subject to any administrative or judicial proceeding pursuant to and, to the Knowledge of Parent, has not been alleged to be in violation of, applicable Environmental Laws or regulations either now or any time during the past five years;

                  (e) Neither Parent nor any of its Subsidiaries has received notice that it is subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Parent or any of its Subsidiaries, its employees, agents or representatives or, to the Knowledge of Parent, arising out of the ownership, use, control or operation by Parent or any of its Subsidiaries of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by Parent or any of its Subsidiaries) from which any hazardous materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

                  (f) Parent has heretofore provided the Company with correct and complete copies of all files of Parent and its Subsidiaries relating to environmental matters (or an opportunity to review such files). Neither Parent nor any of its Subsidiaries has paid any fines, penalties or assessments within the last five years with respect to environmental matters; and

         (g) None of the assets owned by Parent or any of its Subsidiaries or any real property leased by Parent or any of its Subsidiaries contain any friable asbestos, regulated PCBs or underground storage tanks.

         Section 5.14. Year 2000 Compliance.

                  (a) Parent has reviewed its operations and the operations of each Subsidiary of Parent with a view to assessing whether its business was adversely affected by not being Year 2000 Compliant and has taken such actions as it deems necessary or advisable to address Year 2000 Compliance. All of the product(s) and/or service(s) offered and/or used by Parent or its Subsidiaries, including each item of hardware, software, and firmware; any system, equipment, or products consisting of or containing one or more thereof; and any and all enhancements, upgrades, customizations, modifications, maintenance and the like, currently and at any time in the past are, to the Knowledge of Parent, as of the date of this Agreement, Year 2000 Compliant. In those instances where Parent or any of its Subsidiaries is under an obligation to repair or replace product(s) or service(s) previously provided by Parent or such Subsidiary to meet Parent's or such Subsidiary's contractual obligations, to avoid personal injury, to avoid misrepresentation claims, or due to other obligations, Parent or such Subsidiary has repaired or replaced those product(s) and service(s).

                  (b) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries is subject to any pending or threatened regulatory action, proceeding or investigation concerning the Year 2000 Compliance of the Parent's or any of its Subsidiaries' products, services or operations, and there is no basis for any such regulatory action, investigation or proceeding. Parent and its Subsidiaries are in material compliance with all applicable regulatory rules, regulations and requirements in regards to the Year 2000 Compliance of their products, services and operations. No claim that any of Parent's or any of its Subsidiaries' products or services are not Year 2000 Compliant, including but not limited to product liability claims, has been asserted or threatened, and there is no basis for any such claim or action.

                  (c) All vendors of products or services material to Parent and its Subsidiaries, and their respective products, services and operations, are, to the Knowledge of Parent, Year 2000 Compliant, and each such vendor has continued to furnish its products or services to the Parent and such Subsidiary, without interruption or delay, on and after January 1, 2000.

         Section 5.15. Insurance Policies. Neither Parent nor any Subsidiary of Parent has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect to any of the insurance policies in force naming Parent, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee or for which Parent or any Subsidiary of Parent has paid or is obligated to pay all or part of the premiums, and each of Parent and such Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Parent or any Subsidiary of Parent as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Parent or any Subsidiary.

         Section 5.16. ERISA and Related Matters.

                  (a) As used in this Section 5.16, the term "Parent Benefit Plans" shall mean all deferred compensation, pension, profit-sharing and retirement plans, and all bonus, welfare, severance pay and other "employee benefit plans" (as defined in Section 3(3) of ERISA), fringe benefit or stock option plans, including individual contracts, employee agreements, programs or arrangements, providing the same or similar benefits, whether or not written, participated in or maintained by Parent or with respect to which contributions are made or obligations assumed by Parent in respect of Parent (including health, life insurance and other benefit plans maintained for former employees or retirees), at any time between September 1, 1997 and the Closing Date. Copies of all Parent Benefit Plans and related documents, including those setting out Parent's personnel policies and procedures, and including any insurance contracts, trust agreements or other arrangements under which benefits are provided, as currently in effect, and descriptions of any such plan which are not written have been made available for inspection by the Company.

Parent has also made available for inspection by the Company a copy of the summary plan description, if any, for each Parent Benefit Plan, as well as copies of any other summaries or descriptions of any such Parent Benefit Plans which have been provided to employees or other beneficiaries during the current and previous three (3) calendar years.

                  (b) Except as set forth in Section 5.16 of the Parent Disclosure Letter, Parent has fulfilled its obligations, to the extent applicable, under the minimum funding requirements of Section 302 of ERISA and
Section 412 of the Code, with respect to each "employee benefit plan" (as defined in Section 3(3) of ERISA) appearing in Section 5.16 of the Parent Disclosure Letter. Each Parent Benefit Plan is in compliance with, and has been administered in all respects consistent with, the presently applicable provisions of ERISA, the Code and state law, including but not limited to the satisfaction of all applicable reporting and disclosure requirements under the Code, ERISA and state law. Parent has made all payments to all Parent Benefit Plans as required by the terms of each such plan in accordance, if applicable, with the actuarial and funding assumptions in effect as for the most recent actuarial valuation of such plans. All required actuarial valuations and reports relating to said plans have been prepared and a copy of the most recent actuarial valuation and report for each pension plan, as defined in Section 3(2) of ERISA, has been made available for inspection by the Company, if applicable. Parent has filed or caused to be filed with the Internal Revenue Service annual reports on Form 5500 for each Parent Benefit Plan attributable to them for all years and periods for which such reports were required and within the time period required by ERISA and the Code, and copies of such reports for the past three years have been made available for inspection by the Company. Except as disclosed in Section 5.16 of the Parent Disclosure Letter, Parent has funded or will fund each Parent Benefit Plan attributable to it in accordance with its terms through Closing, including the payment of applicable premiums on any insurance contract funding a Parent Benefit Plan for coverage provided through Closing. To the extent that any annual contribution for the current year is not yet required for any Parent Benefit Plan as of the Effective Time, Parent has made a pro rata contribution to said plan for the period ended at the Effective Time or said contribution has been accrued on the books of Parent.

                  (c) Except as set forth in Section 5.16 of the Parent Disclosure Letter, no "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the Code, has occurred in respect of any such Parent Benefit Plan, and no civil or criminal action brought pursuant to Part 5 of Title I or ERISA is pending or is threatened in writing or orally against any fiduciary of any such plan.

                  (d) Except as set forth in Section 5.16 of the Parent Disclosure Letter, the Internal Revenue Service has issued a letter for each employee pension benefit plan, as defined in Section 3(2) of ERISA, listed in
Section 5.16 of the Parent Disclosure Letter, determining that such plan is a qualified plan under Section 401(a) of the Code and is exempt from United States Federal Income Tax under Section 501(a) of the Code, and there has been no occurrence since the date of any such determination letter which has adversely affected such qualification. Parent does not maintain a plan or arrangement intended to qualify under Section 501(c)(9) of the Code.

                  (e) Except as set forth in Section 5.16 of the Parent Disclosure Letter, each Parent Benefit Plan that provides medical benefits has been operated in compliance with all requirements of Section 4980B(f) of the Code and Sections 601 through 608 of ERISA relating to continuation of coverage under certain circumstances in which coverage would otherwise cease.

                  (f) Neither Parent nor any entity that is treated as a single employer with Parent pursuant to Section 414(b), (c), (m) or (o) of the Code currently maintains or contributes to any Parent Benefit Plan that is subject to Title IV of ERISA, nor has previously maintained or contributed to any such plan that has resulted in any liability or potential liability for Parent under said Title IV. There shall not be as of Closing any outstanding unpaid minimum funding waiver within the meaning of Code Section 412(d).

                  (g) Except as disclosed in Section 5.16 of the Parent Disclosure Letter, Parent does not maintain any Parent Benefit Plan, plans or programs that provide post-retirement medical benefits (other than benefits described in Section 5.16 and those which are required by law), post-employment benefits, death benefits or other post-retirement welfare benefits. A copy of any written description of post-retirement welfare benefits that has been provided to employees has been made available for inspection by the Company. Copies of each plan document, insurance contract or other written instrument providing for post-retirement welfare benefits, together with a description of any advance funding arrangement that has been established to fund post-retirement welfare benefits, have been made available for inspection by the Company. Except as otherwise disclosed in Section 5.16 of the Parent Disclosure Letter, all plans or programs for providing post-retirement medical, death or other welfare benefits could be terminated by Parent as of Closing without liability for such benefits to any employee who has not retired on or before the Effective Time.

                  (h) Neither Parent nor any employer referred to in Section
5.16 (f) above, maintains, nor has contributed within the past five years to, any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA. No such employer currently has any liability to make withdrawal liability payments to any multiemployer plan. There is no pending dispute between any such employer and any multiemployer plan concerning payment of contributions or payment of withdrawal liability payments.

                  (i) All Parent Benefit Plans have been operated and administered in accordance with their respective terms and no inconsistent representation or interpretation has been made to any plan participant. Except as set forth in Section 5.16 of the Parent Disclosure Letter, no lawsuit or complaint (including any dispute that might result in a lawsuit or complaint against, by, or relating to any Parent Benefit Plan or any fiduciary, as defined in Section 3(21) of ERISA) of a Parent Benefit Plan has been filed or is pending.

                  (j) Any reference to Parent in this Section 5.16 shall be deemed to refer to each Subsidiary of Parent, where relevant.

         Section 5.17. Transactions with Affiliates. Except as set forth in
Section 5.17 of the Parent Disclosure Letter or in the Parent SEC Reports filed since January 1, 1999 (other than compensation and benefits received in the ordinary course of business as an employee or director of Parent or its Subsidiaries), no director, officer or other "affiliate" or "associate" (as hereinafter defined) of Parent or any Subsidiary of Parent or any entity in which, to the Knowledge of Parent, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such persons) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Parent or any Subsidiary of Parent; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Parent or any Subsidiary of Parent; or (iii) any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Parent or any Subsidiary of Parent.

         Section 5.18. No Existing Discussions. As of the date hereof, Parent is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Parent Competing Proposal (as hereinafter defined).

         Section 5.19. Brokers. No broker, finder or investment banker (other than Parent's Independent Advisor) is entitled to any brokerage, finder's or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

         Section 5.20. Pooling; Tax Matters.

                  (a) Parent intends that the Merger be accounted for under the "pooling-of-interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the Regulations of the SEC. To the Knowledge of Parent, neither Parent nor any of its affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that would prevent (i) the Merger from being treated for financial accounting purposes as a "pooling-of-interests" in accordance with GAAP and the rules and regulations of the SEC or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                  (b) To the Knowledge of Parent, there is no reason why it may not receive a letter from Arthur Andersen LLP (the "Parent's Accountants") dated as of the Closing Date and addressed to Parent in which Parent's Accountants will concur with Parent's management's conclusion that no conditions exist related to Parent that would preclude Parent from accounting for the Merger as a "pooling-of-interests."

         Section 5.21. Disclosure. No representation, warranty or covenant made by Parent in this Agreement or in the Parent Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 6.1. Covenants of the Company. During the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Company Disclosure Letter or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

                  (a) Ordinary Course. The Company shall, and shall cause its Subsidiaries to, carry on its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with it; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provisions of this
Section 6.1 or the Company Disclosure Letter shall be deemed a breach of this
Section 6.1(a) unless such action would constitute a breach of one or more of such other provisions.

                  (b) Dividends; Changes in Share Capital. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to,
(i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

                  (c) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock upon the exercise of stock options or warrants or in connection with rights under other stock-based benefits plans, to the extent such options or rights are outstanding on the date hereof in accordance with their present terms or (ii) issuances by a wholly owned Subsidiary of the Company of capital stock to such Subsidiary's parent.

                  (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the

NYSE, the Company shall not, and shall cause its Subsidiaries not to, amend the Company Articles of Incorporation or the Company Bylaws or other governing documents.

                  (e) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of a material amount of assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than in the ordinary course of business consistent with past practice.

                  (f) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of (including by way of a spin-off or similar transaction), any material amount of assets.

                  (g) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, in the aggregate, are not in excess of $1,000,000.

                  (h) Tax-Free Qualification; Pooling. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code or which would disqualify the Merger as a "pooling-of-interests" for accounting purposes.

                  (i) Other Actions. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the conditions to the Merger set forth in
Article VIII not being satisfied or (ii) a material delay in the satisfaction of such conditions.

                  (j) Accounting Methods. Except as required by a Governmental Entity, the Company shall not make any material change to its methods of accounting in effect at December 31, 1998, except as required by changes in GAAP as concurred with by the Company's Accountants. The Company shall not change its fiscal year.

                  (k) Representations and Warranties. The Company shall not take any action that would cause any of its representations and warranties set forth in this Agreement to no longer be true and correct.

                  (l) Authorization of the Foregoing. The Company shall not, and shall not permit any of its Subsidiaries to, authorize, commit or agree to take any of the foregoing actions.

         Section 6.2. Covenants of Parent. During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted or required by this Agreement or as otherwise indicated on the Parent Disclosure Letter or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

                  (a) Ordinary Course. Parent shall, and shall cause its Subsidiaries to, carry on its business in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to maintain its material rights and material franchises and preserve its material relationships with customers, suppliers and others having business dealings with it; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 6.2 shall be deemed a breach of this Section 6.2(a) unless such action would constitute a breach of one or more of such other provisions.

                  (b) Dividends; Changes in Share Capital. Parent shall not, and shall not permit any of its subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned subsidiary of Parent which remains a wholly owned subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Parent of Parent Common Stock in the ordinary course of business consistent with past practice.

                  (c) Issuance of Securities. Parent shall not, and shall not permit any of its subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Parent Common Stock upon the exercise of stock options or in connection with rights under other stock-based benefits plans, to the extent such options or rights are outstanding on the date hereof in accordance with their present terms or upon the exercise of the stock options issued pursuant to clause (iv) below, (ii) issuances by a wholly owned subsidiary of Parent of capital stock to such Subsidiary's parent, (iii) issuances in accordance with the Parent Rights Agreement, (iv) issuances of stock options in connection with annual option grants by Parent or for new hires in the ordinary course of business and consistent with past practice pursuant to Parent's benefit plans not to exceed the aggregate amounts set forth on Section 6.2(c)(iv) of the Parent Disclosure Schedule, or (v) the issuance of Parent Common Stock pursuant to acquisitions.

                  (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the NYSE, Parent shall not, and shall cause its Subsidiaries not to, amend the Parent Articles of Incorporation or the Parent Bylaws, or other governing documents.

                  (e) Tax-Free Qualification; Pooling. Parent shall not, and shall not permit any of its subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code or which would disqualify the Merger as a "pooling-of-interests" for accounting purposes.

                  (f) Other Actions. Parent shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the conditions to the Merger set forth in
Article VIII not being satisfied or (ii) a material delay in the satisfaction of such conditions.

                  (g) Accounting Methods. Except as required by a Governmental Entity, Parent shall not make any material change to its methods of accounting in effect at December 31, 1999, except as required by changes in GAAP as concurred with by Parent's independent auditors. Parent shall not change its fiscal year.

                  (h) Representations and Warranties. Parent shall not take any action that would cause any of its representations and warranties set forth in this Agreement to no longer be true and correct.

                  (i) Authorization of the Foregoing. Parent shall not, and shall not permit any of its subsidiaries to, authorize, commit or agree to take any of the foregoing actions.


                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         Section 7.1. Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.

                  (a) As promptly as practicable following the date hereof, Parent and the Company shall jointly prepare and file with the SEC preliminary proxy materials and any amendments or supplements thereof which shall constitute the joint proxy statement/prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the "Form S-4") in which the Joint Proxy Statement/Prospectus will be included as a prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing it with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Joint Proxy

Statement/Prospectus and promptly advise the other party of any oral comments received from the SEC. Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company agrees that none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Company Shareholders Meeting or the Parent Shareholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Parent and the Parent Shareholders Meeting will be deemed to have been supplied by Parent and information concerning or related to the Company and the Company Shareholders Meeting shall be deemed to have been supplied by the Company.

                  (b) As of the date of this Agreement, the Board of Directors of Parent is composed of three classes with a total of nine directors. The Joint Proxy Statement/Prospectus shall nominate for election to the Board of Directors of Parent, as of the date of the Parent Shareholders Meeting (as hereinafter defined), the two persons listed in Exhibit A hereto. Promptly following the Effective Time, the three directors listed in Exhibit B shall resign from the Board of Directors of Parent, and the Board of Directors of Parent shall take action to fill the vacancies created by such resignations by appointing the four individuals listed in Part I of Exhibit C ("Company Nominees"). In addition, promptly following the Effective Time, the Board of Directors of Parent will take action to increase their size to ten and shall appoint the individual listed in Part II of Exhibit C to fill the seat created by such expansion.

                  (c) The Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the required Company shareholder vote with respect to the transactions contemplated by this Agreement, and, subject to Section 7.4, shall use its reasonable efforts to solicit the adoption of this Agreement by the required Company shareholder vote.

                  (d) Parent shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders Meeting") for the purpose of obtaining the required Parent shareholder vote with respect to the transactions contemplated by this Agreement and, subject to Section 7.5, shall use its reasonable efforts to solicit the approval of this Agreement by the required Parent shareholder vote.

                  (e) The Company Shareholders Meeting and the Parent Shareholders Meeting shall take place on the same date to the extent practicable.

         Section 7.2. Access to Information. Upon reasonable notice, each of Parent and the Company shall, and shall cause its Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Parent and the Company shall, and shall cause its Subsidiaries to, furnish promptly to the other party consistent with its legal obligations all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that each of Parent and the Company may restrict the foregoing access to the extent that (i) a Governmental Entity requires either party or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) in the reasonable judgment of such party any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires it or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter dated January 17, 2000, between Parent and the Company (the "Confidentiality Agreement"). Any investigation by Parent or the Company shall not affect the representations and warranties of Parent or the Company, as the case may be.

         Section 7.3. Best Efforts.

                  (a) Subject to the terms and conditions of this Agreement, each party hereto will use its best efforts to (i) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof and (ii) obtain and maintain all approvals, consents, waivers, registrations, permits, authorizations, clearances and other confirmations required to be obtained from any third party and/or any Governmental Entity that are necessary, proper or advisable to consummate the Merger and the transactions contemplated hereby (each a "Required Approval"). In furtherance and not in limitation of the foregoing, each party hereto agrees to make as promptly as practicable, to the extent it has not already done so, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby (which filing shall be made in any event within five business days of the date hereof), (ii) all necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the such laws and to use its best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of Required Approvals under such other laws as soon as practicable.

                  (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 7.3(a) to obtain all Required Approvals, use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) promptly inform the other party of the timing and content of any communications with the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

                  (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 7.3(a) and 7.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law (as hereinafter defined), or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the transactions contemplated hereby, each of Parent and the Company shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other action or order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable. Notwithstanding any provision of this Agreement to the contrary, Parent and Merger Sub shall not be required under the terms of this Agreement to dispose of or hold separate all or any portion of the businesses or assets of Parent or any of its Subsidiaries or of the Company or any of its Subsidiaries in order to remedy or otherwise address the concerns (whether or not formally expressed) of any Governmental Entity under the HSR Act or any other antitrust statute or regulation. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate mergers, acquisitions or other business combinations.

                  (d) The Company and its Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, to the extent legally permissible take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

                  (e) Parent and its Board of Directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, to the extent legally permissible take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

         Section 7.4. No Solicitation by the Company.

                  (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information) the making of any proposal that constitutes a Company Competing Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Company Competing Proposal; provided, however, that if, at any time prior to the date of the Company Shareholders Meeting (the "Company Applicable Period"), the Board of Directors of Company determines in good faith, after consultation with outside counsel, that to do otherwise would not be in the best interests of the Company's shareholders, the Company and its representatives may, in response to a Company Competing Proposal which did not result from a breach of this Section 7.4(a) and which could reasonably be expected to constitute, if consummated, a Company Superior Proposal (as hereinafter defined), (x) furnish information with respect to the Company and its Subsidiaries to any Person making such Company Competing Proposal pursuant to a customary confidentiality agreement (as determined by the Company after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Company Competing Proposal. For purposes of this Agreement, "Company Competing Proposal" means any bona fide inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 30% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 30% or more of the combined voting power of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 30% or more of the combined voting power of the shares of Company Common Stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders will own 30% or more of the combined voting power of the parent entity resulting from any such transaction, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party relating to any direct or indirect acquisition or purchase of 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of the combined voting power of the shares of Company Common Stock, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the combined voting power of the shares of Company Common Stock or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries in which the other party thereto or its stockholders will own 40% or more of the combined voting power of the parent entity resulting from any such transaction, and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation), taking into account legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Board of Directors of the Company, (i) to be more favorable from a financial point of view than the Merger to the Company's shareholders taken as a whole, (ii) is reasonably capable of being completed and (iii) for which financing, to the extent required, is then committed or is reasonably capable of being obtained by such third party.

                  (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Competing Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, a "Company Acquisition Agreement") related to any Company Competing Proposal, other than pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the Company Applicable Period, in response to a Company Superior Proposal which did not result from a breach of Section 7.4(a), if the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that to do otherwise would not be in the best interests of the Company's shareholders, the Board of Directors of the Company may take any action specified in clauses (i), (ii) or (iii) of the preceding sentence, but only at a time that is during the Company Applicable Period and is after the fifth Business Day following Parent's receipt of notice advising Parent that the Board of Directors of the Company is prepared to accept a Company Superior Proposal (or any material amendment thereto), specifying the material terms and conditions of such the Company Superior Proposal (or any material amendment thereto).

                  (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 7.4, the Company shall promptly advise Parent of any request for information or of any Company Competing Proposal and the material terms and conditions of such request or Company Competing Proposal, and will keep Parent reasonably informed of the status of any such request or proposal. The Company will promptly inform Parent of amendments to any such request or Company Competing Proposal.

                  (d) Nothing contained in this Section 7.4 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, subject to Section 7.4(b), neither the Company nor its Board of Directors nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, a Company Competing Proposal.

         Section 7.5. No Solicitation by Parent.

                  (a) Parent shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), the making of any proposal that constitutes, a Parent Competing Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding any Parent Competing Proposal; provided, however, that if, at any time prior to the Parent Shareholders Meeting (the "Parent Applicable Period"), the Board of Directors of Parent determines in good faith, after consultation with outside counsel, that to do otherwise would not be in the best interests of Parent's shareholders, Parent and its representatives may, in response to a Parent Competing Proposal which did not result from a breach of this Section 7.5(a) and which could reasonably be expected to constitute, if consummated, a Parent Superior Proposal (as hereinafter defined), (x) furnish information with respect to Parent and its Subsidiaries to any Person making such Parent Competing Proposal pursuant to a customary confidentiality agreement (as determined by Parent after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Parent Competing Proposal. For purposes of this Agreement, "Parent Competing Proposal" means any bona fide inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of 30% or more of the assets of Parent and its Subsidiaries, taken as a whole, or 30% or more of any class or series of equity securities of Parent or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 30% or more of any class or series of equity securities of Parent or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries in which the other party thereto or its shareholders will own 30% or more of any class or series of equity securities of the entity resulting from any such transaction, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a "Parent Superior Proposal" means any proposal made by a third party to any direct or indirect acquisition or purchase of 50% or more of the assets of Parent and its Subsidiaries, taken as a whole, or 50% or more of any class or series of equity securities of Parent or any of its Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class or series of equity securities of Parent or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent or any of its Subsidiaries in which the other party thereto or its shareholders will own 40% or more of any class or series of equity securities of the parent entity resulting from any such transaction, and otherwise on terms which the Board of Directors of Parent determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation), taking into account legal, financial, regulatory and other aspects of the proposal deemed appropriate by the Board of Directors of Parent, (i) to be more favorable from a financial point of view than the Merger to Parent 's shareholders taken as a whole, (ii) is reasonably capable of being completed and (iii) for which financing, to the extent required, is then committed or is reasonably capable of being obtained by such third party.

                  (b) Neither the Board of Directors of Parent nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Parent Competing Proposal or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing (each, a "Parent Acquisition Agreement") related to any Parent Competing Proposal, other than pursuant to the next sentence in order to facilitate such action. Notwithstanding the foregoing, during the Parent Applicable Period, in response to a Parent Superior Proposal which did not result from a breach of Section 7.5(a), if the Board of Directors of Parent determines in good faith, after consultation with outside counsel, that to do otherwise would not be in the best interests of Parent shareholders, the Board of Directors of Parent may take any action specified in clauses (i), (ii) or (iii) of the preceding sentence, but only at a time that is during the Parent Applicable Period and is after the fifth Business Day following the Company's receipt of notice advising the Company that the Board of Directors of Parent is prepared to accept a Parent Superior Proposal (or any material amendment thereto), specifying the material terms and conditions of such Parent Superior Proposal (or any material amendment thereto).

                  (c) In addition to the obligations of Parent set forth in paragraphs (a) and (b) of this Section 7.5, Parent shall promptly advise the Company of any request for information or of any Parent Competing Proposal and the material terms and conditions of such request or Parent Competing Proposal. Parent will promptly inform the Company of amendments to any such request or Parent Competing Proposal, and will keep the Company reasonably informed of the status of any such request or proposal.

                  (d) Nothing contained in this Section 7.5 shall prohibit Parent from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to Parent 's shareholders if, in the good faith judgment of Parent, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that subject to Section 5.5(b), neither Parent nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Parent Competing Proposal.

         Section 7.6. Company Options.

                  (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Option Plans) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding Company Stock Options (each, as so adjusted, an "Adjusted Option"), whether vested or unvested, as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted, on the same terms and conditions as were applicable under such Company Stock Option as such that each Company Stock Option to acquire shares of any class of the Company Common Stock will be converted into an option to acquire the number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio (rounded down to the nearest whole share), at an exercise price determined by dividing the exercise price set forth in the Company Stock Option by the Exchange Ratio (rounded up to the nearest whole cent).

                  (b) The adjustments provided in this Section 7.6 with respect to any Company Stock Options to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

                  (c) Prior to the Effective Time, Parent shall take all necessary actions (including, if required to comply with Section 162(m) of the Code (and the regulations thereunder) or applicable law or rule of the NYSE, obtaining the approval of its shareholders at the Parent Shareholders Meeting) to assume at the Effective Time all obligations undertaken by, or on behalf of, the Company under Section 7.6(a) and to adopt at the Effective Time the Company Stock Option Plans and each Adjusted Option and to take all other action called for in this Section 7.6, including the reservation, issuance and listing of Parent Common Stock in a number at least equal to the number of shares of Parent Common Stock that will be subject to the Adjusted Options.

                  (d) As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Common Stock equal to the number of shares subject to the Adjusted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Adjusted Options or any unsettled awards granted under the Company Stock Option Plans after the Effective Time may remain outstanding.

                  (e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Company Stock Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Option Plans and the agreements evidencing the grants of such Company Stock Options and that such the Company Stock Options and agreements shall be assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 7.6 after giving effect to the Merger).

                  (f) Except as otherwise expressly provided in this Section 7.6 and except to the extent required under the respective terms of the Company Stock Options, all restrictions or limitations on transfer and vesting with respect to the Company Stock Options awarded under the Company Stock Option Plans or any other plan, program or arrangement of the Company or any Subsidiary of the Company to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by Parent as set forth in the Section 7.6.

         Section 7.7. Fees and Expenses.

                  (a) Whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus (including SEC filing fees) and the filing fees for the premerger notification and report forms under the HSR Act, which shall be shared equally by Parent and the Company. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

                  (b) (1) If a Company Competing Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the shareholders of the Company generally or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Competing Proposal and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(d)(i) and within 12 months of such termination the Company or any of its Subsidiaries enters into any Company Acquisition Agreement with respect to, or approves or consummates, any Company Competing Proposal, then the Company shall promptly, but in no event later than the date of the earliest of such entry, approval or consummation, pay Parent a fee equal to Twelve Million Dollars ($12,000,000) (the "Company Termination Fee"), payable by wire transfer of same day funds. For the purposes of this Section 7.7(b) the term "Company Competing Proposal" shall have the meaning assigned to such term in Section 7.4 except that references to "30%" in the definition of "Company Competing Proposal" in Section 7.4 shall be deemed to be references to "50%."

                          (2) If this Agreement is terminated by the Company or
Parent pursuant to Section 9.1(e)(i) and within 12 months of such termination the Company or any of its Subsidiaries enters into any Company Acquisition Agreement with respect to, or approves or consummates, any Company Competing Proposal, then the Company shall promptly, but in no event later than the date of the earliest of such entry, approval or consummation, pay Parent the Company Termination Fee, payable by wire transfer of same day funds.

                          (3) If this Agreement is terminated by the Company or
Parent pursuant to Section 9.1(e)(ii) or Section 9.1(e)(iii), then the Company shall promptly, but in no event later than the date of such termination, pay Parent the Company Termination Fee, payable by wire transfer of same day funds.

                          (4) If the Company becomes obligated to pay the
Company Termination Fee to Parent pursuant to this Section 7.7(b), then, in addition to the Company Termination Fee, the Company shall reimburse Parent (not later than five Business Days after submission of a statement therefore) for all out-of-pocket fees and expenses actually incurred by or own behalf of Parent in connection with this Agreement and the transactions contemplated herein (including fees and disbursements payable to investment bankers, legal counsel and accountants for Parent) up to a maximum amount of Two Million Dollars ($2,000,000).

                          (5) The Company acknowledges that the agreements
contained in this Section 7.7(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.7(b), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any amount set forth in this Section 7.7(b), the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                  (c) (1) If a Parent Competing Proposal shall have been made to Parent or any of its Subsidiaries or shall have been made directly to the shareholders of Parent generally or any person shall have publicly announced an intention (whether or not conditional) to make a Parent Competing Proposal and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(d)(ii) and within 12 months of such termination Parent or any of its Subsidiaries enters into any Parent Acquisition Agreement with respect to, or approves or consummates, any Parent Competing Proposal then Parent shall promptly, but in no event later than the date of such termination, pay the Company a fee equal to Eighteen Million Dollars ($18,000,000) (the "Parent Termination Fee"), payable by wire transfer of same day funds. For the purposes of this Section 7.7(c) the term "Parent Competing Proposal" shall have the meaning assigned to such term in Section 7.5, except those references to "30%" in the definition of "Parent Competing Proposal" in Section 7.5 shall be deemed to be references to "50%."

                          (2) If this Agreement is terminated by Parent or the
Company pursuant to Section 9.1(f)(i), and within 12 months of such termination Parent enters into any Parent Acquisition Agreement with respect to, or approves or consummates, any Parent Competing Proposal, then Parent shall promptly, but in no event later than the date of the earliest of such entry, approval or consummation, pay the Company the Parent Termination Fee, payable by wire transfer of same day funds.

                          (3) If this Agreement is terminated by the Company
or Parent pursuant to Section 9.1(f)(ii) or Section 9.1(f)(iii), then Parent shall promptly, but in no event later than the date of such termination, pay the Company the Parent Termination Fee, payable by wire transfer of same day funds.

                          (4) If Parent becomes obligated to pay the Parent
Termination Fee to the Company pursuant to this Section 7.7(c), then, in addition to the Parent Termination Fee, Parent shall reimburse the Company (not later than five Business Days after submission of a statement therefor) for all out-of-pocket fees and expenses actually incurred by or own behalf of the Company in connection with this Agreement and the transactions contemplated herein (including fees and disbursements payable to investment bankers, legal counsel and accountants for the Company) up to a maximum amount of Two Million Dollars ($2,000,000).

                          (5) Parent acknowledges that the agreements contained
in this Section 7.7(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails promptly to pay any amount due pursuant to this Section 7.7(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Parent for any amount set forth in this Section 7.7(c), Parent shall pay to the Company its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on such amount at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

         Section 7.8. Indemnification, Exculpation and Insurance.

                  (a) Parent agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification agreements of the Company, the existence of which does not constitute a breach of this Agreement, shall be assumed by Parent, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

                  (b) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent assume the obligations set forth in this Section 7.8.

                  (c) For five years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those Persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

         Section 7.9. Public Announcements. The Company and Parent shall develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the Company and Parent shall not issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby that is inconsistent with such joint communications plan.

         Section 7.10. Listing. Parent shall cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on the NYSE, subject to official notice of issuance.

         Section 7.11. Affiliate Letter.

                  (a) Prior to the Effective Time, each of Parent and the Company shall identify to the other all persons who were, at the time of the Parent Shareholders Meeting and the Company Shareholders Meeting, as the case may be, "affiliates" of such party as that term is used in paragraphs (c) and
(d) of Rule 145 under the Securities Act (including at a minimum, all those persons subject to the reporting requirements of Rule 16(a) under the Exchange
Act) and for purposes of qualifying for "pooling-of-interests" accounting treatment (for purposes of this Section 7.11, "Affiliates").

                  (b) Each of Parent and the Company shall obtain a written agreement in the form of Exhibit D and Exhibit E, respectively, from each person who is identified as an Affiliate of such party pursuant to clause (a) above. Each of Parent and the Company shall deliver such written agreements to the other party on or prior to the date of the Parent Shareholders Meeting and the Company Shareholders Meeting, respectively.

         Section 7.12. Tax Treatment. Each of Parent and the Company and their respective Subsidiaries shall cause the Merger to qualify as a "reorganization" under the provisions of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 8.1(g), including the execution of the letters of representation referred to therein updated as necessary.

The Company and Parent (and their Subsidiaries) shall treat the Parent Common Stock received in the Merger by holders of Company Common Stock as property permitted to be received by Section 354 of the Code without the recognition of gain. Each of the Company and Parent covenants and agrees to, and agrees to cause its affiliates to, vigorously and in good faith defend all challenges to the treatment of the reorganization as described in this Section 7.12. Each of the Company and Parent agree that if it becomes aware of any such fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other party in writing.

         Section 7.13. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take any other actions and do any other things, in the name and on behalf of the Company, reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 7.14. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other party of:

                  (a) the occurrence of any event whose occurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Article VIII to not be satisfied, or (iii) any Material Adverse Effect on such party.

                  (b) any material failure of such party, to comply with in any material respect any covenant or agreement to be complied with by it hereunder;

                  (c) any facts relating to such party which would make it necessary or advisable to amend the Joint Proxy Statement/Prospectus or the Form S-4 in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 7.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and

                  (d) any notice or other communication from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

         Section 7.15. Shareholder Litigation. Each of Parent and the Company shall give the other the reasonable opportunity to consult in the defense of any shareholder litigation against

Parent or the Company, as applicable, and its directors relating to the transactions contemplated by this Agreement.


                                  ARTICLE VIII

                                   CONDITIONS

         Section 8.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

                  (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the Parent Common Stock and Company Common Stock;

                  (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including, any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Merger, by any Governmental Entity) preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use all commercially reasonable efforts to have any such order or injunction vacated;

                  (c) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

                  (d) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

                  (e) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC;

                  (f) Parent and the Company shall have received a letter, as of the Effective Time, by Arthur Andersen LLP that, in accordance with GAAP, the Merger qualifies to be treated as a "pooling of interests" for accounting purposes, and shall have been advised in writing, as of the Effective Time, by Deloitte & Touche LLP that based upon inquiries and their examination of the financial statements of the Company they are not aware of any conditions relating to the Company that would preclude the use of "pooling of interests" accounting in connection with the Merger; and

                  (g) Parent and the Company shall have each received from King & Spalding, counsel to Parent, on the date on which the Form S-4 is declared effective by the SEC and on the Closing Date, a written opinion dated as of such date substantially in the form attached hereto as Exhibit F. In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and the Company and others reasonably satisfactory in form and substance to such counsel.

         Section 8.2. Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

                  (a) (i) the representations and warranties of the Company in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Agreement and as of the Effective Time; (ii) the representations and warranties of the Company in the Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time; (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement; and (v) an officer of the Company shall have delivered to Parent and Merger Sub a certificate to the effect that each of the foregoing conditions is satisfied in all respects;

                  (b) There shall not have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect; and

                  (c) The Company shall not have entered into or amended any employment, consulting or severance agreement or arrangement with any present, former or new director, officer or other employee (whose annual compensation is in excess of $75,000) of the Company or any of its Subsidiaries, without the prior written consent of Parent, and Ron Fournet shall have continued to serve, on a full-business time basis, as the Chief Executive Officer of the Company throughout the period commencing as of the date hereof and continuing until the Effective Time.

         Section 8.3. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

                  (a) (i) The representations and warranties of Parent and Merger Sub in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of the Agreement and as of the Effective Time; (ii) the representations and warranties of Parent and Merger Sub in the Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time;
(iii) each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement; and (v) an officer of each of Parent and Merger Sub shall have delivered to Parent and Merger Sub a certificate to the effect that each of the foregoing conditions is satisfied in all respects.

                  (b) There shall not have occurred any change, condition, event or development that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect.


                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         Section 9.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Shareholders:

                  (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

                  (b) By either the Company or Parent if the Effective Time shall not have occurred on or before September 1, 2000 (the "Termination Date");

                  (c) By either the Company or Parent if any Governmental Entity
(i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, in each case (i) and (ii) which is necessary to fulfill the conditions set forth in Section 8.1(c) and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply with Section 7.3 has caused or resulted in such action or inaction;

                  (d) By either the Company or Parent if (i) the approval by the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote of the holders of the Company Common Stock at the Company Shareholders Meeting or at any adjournment or postponement thereof or (ii) the approval by the shareholders of Parent required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote of the holders of Parent Common Stock at the Parent Shareholders Meeting or at any adjournment or postponement thereof;

                  (e) By the Company or Parent, if pursuant to Section 7.4 the Company (i) withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company's Board of Directors of the Merger or this Agreement, (ii) approves or recommends, or proposes publicly to approve or recommend, any Company Competing Proposal or (iii) approves or recommends, or proposes to approve or recommend, or execute or enter into, any Company Acquisition Agreement;

                  (f) By the Company or Parent, if pursuant to Section 7.5 Parent (i) withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by Parent's Board of Directors of the Merger or this Agreement, (ii) approves or recommends, or proposes publicly to approve or recommend, any Parent Competing Proposal or
(iii) approves or recommends, or proposes to approve or recommend, or execute or enter into, any Parent Acquisition Agreement;

                  (g) By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or (b) and (B) has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company; or

                  (h) By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a), (b), or (c) and
(B) has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent.

                  Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 9.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

         Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall forthwith be terminated and have no further effect except as specifically provided herein and, except as provided in this Section 9.2 and in Sections 7.7 and 10.10, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

         Section 9.3. Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company and Parent, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.4. Waiver. At any time prior to the Effective Time, whether before or after the Company Shareholders Meeting or the Parent Shareholders Meeting, any party hereto, by action taken by its board of directors, may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.


                                   ARTICLE X

                               GENERAL PROVISIONS

         Section 10.1. No Third Party Beneficiaries. Other than as specifically provided herein, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

         Section 10.2. Entire Agreement. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof.

         Section 10.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that Merger Sub may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval but no such assignment shall relieve Merger Sub of any of its obligations hereunder.

         Section 10.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section 10.5. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to principles of conflicts of law thereof.

         Section 10.7. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         Section 10.8. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         Section 10.9. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 10.10. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

         Section 10.11. Certain Definitions. For purposes of this Agreement, the terms:

                  (a) "associate" and "affiliate" shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

                  (b) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

                  (c) "Knowledge" of any Person that is not an individual means, with respect to any specific matter, the actual knowledge of such Person's executive officers and other officers having primary responsibility for such matter.

                  (d) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (e) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

         Section 10.12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by overnight courier service to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.12:

         If to Parent or Merger Sub:

                                       ChoicePoint Inc.
                                       1000 Alderman Drive
                                       Alpharetta, Georgia 30005
                                       Attention:  J. Michael de Janes
                                       Telecopy:  (770) 752-5939

         with a copy to:

                                       King & Spalding
                                       191 Peachtree Street
                                       Atlanta, Georgia 30303-1763
                                       Attention:  Russell B. Richards
                                       Telecopy:  (404) 572-5135

         If to the Company:

                                       DBT Online, Inc.
                                       4530 Blue Lake Drive
                                       Boca Raton, Florida 33431
                                       Attention:  Ron Fournet
                                       Telecopy:  (561) 982-5805
         with a copy to:

                                       DBT Online, Inc.
                                       4530 Blue Lake Drive
                                       Boca Raton, Florida 33431
                                       Attention:  J. Henry Muetterties
                                       Telecopy:  (561) 982-5805

         and a copy to:

                                       Morgan, Lewis & Bockius
                                       5300 First Union Financial Ctr.
                                       200 South Biscayne Blvd.
                                       Miami, Florida 33131-2339
                                       Attention:  John S. Fletcher
                                       Telecopy:  (305) 579-0321










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                                      -63-

         IN WITNESS WHEREOF, the Company, Parent and Merger Sub and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                           DBT ONLINE, INC.


                           By: /s/ Ronald A. Fournet
                              -------------------------------------------
                              Name: Ronald A. Fournet
                                   --------------------------------------
                              Title: Chief Executive Officer
                                    -------------------------------------


                           CHOICEPOINT INC.


                           By: /s/ Derek V. Smith
                              -------------------------------------------
                              Name: Derek V. Smith
                                   --------------------------------------
                              Title: Chairman and Chief Executive Officer
                                    -------------------------------------


                          CHOICEPOINT ACQUISITION CORPORATION


                           By: /s/ Derek V. Smith
                              -------------------------------------------
                              Name: Derek V. Smith
                                   --------------------------------------
                              Title: Chairman and Chief Executive Officer
                                    -------------------------------------